Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2014 relating to the consolidated financial statements of PennyMac Mortgage Investment Trust and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013, which was filed on February 28, 2014.

/s/ Deloitte & Touche LLP
Los Angeles, California
April 17, 2014